Exhibit 10.1

AMENDMENT TO RAYONIER INVESTMENT AND SAVINGS PLAN FOR SALARIED EMPLOYEES (“the Plan”)

WHEREAS, Rayonier Inc. (the “Employer”) maintains the Rayonier Investment and Savings Plan for Salaried Employees (the “Plan”) for its employees;

WHEREAS, Rayonier Inc. has decided that it is in its best interest to amend the Plan;

WHEREAS, Section 14.01(b) of the Plan authorizes the Employer to amend the selections under the Rayonier Investment and Savings Plan for Salaried Employees Adoption Agreement.

NOW THEREFORE BE IT RESOLVED, that the Rayonier Investment and Savings Plan for Salaried Employees Adoption Agreement is amended as follows. The amendment of the Plan is effective as of 1-1-2017.

1.	The Adoption Agreement is amended to read:

6B-5 PERIOD FOR DETERMINING MATCHING CONTRIBUTIONS. The Matching Contribution formula(s) selected in AA
§6B-2 above (including any limitations on such amounts under AA §6B-4) are based on Eligible Contributions and Plan Compensation for the Plan Year. To apply a different period for determining the Matching Contributions and limits under AA
§6B-2 and AA §6B-3, complete this AA §6B-5.

☐	(a) payroll period

☐	(b) Plan Year quarter

☐	(c) calendar month

☐	(d) Other:
[Note: Although Matching Contributions (and any limits on those Matching Contributions) will be determined on the basis of the period designated under this AA §6B-5, this does not require the Employer to actually make contributions or allocate contributions on the basis of such period. Matching Contributions may be contributed and allocated to Participants at any time within the contribution period permitted under Treas. Reg. §1.415-6, regardless of the period selected under this AA §6B-5. Any alternative period designated under this AA §6B-5 may not exceed a 12-month period and will apply uniformly to all Participants.]
[Note: In determining the amount of Matching Contributions for a particular period, if the Employer actually makes Matching Contributions to the Plan on a more frequent basis than the period selected in this AA §6B-5, a Participant will be entitled to a true-up contribution to the extent he/she does not receive a Matching Contribution based on the Eligible Contributions and/or Plan Compensation for the entire period selected in this AA §6B-5. If a period other than the Plan Year is selected under this AA
§6B-5, the Employer may make an additional discretionary Matching Contribution equal to the true-up contribution that would otherwise be required if Plan Year was selected under this AA §6B-5. See Section 3.04(c) of the Plan.]

Exhibit 10.1

EMPLOYER SIGNATURE PAGE

PURPOSE OF EXECUTION. This Signature Page is being executed for Rayonier Investment and Savings Plan for Salaried Employees to effect:

•	(a) The adoption of a new plan, effective [insert Effective Date of Plan]. [Note: Date can be no earlier than the first day of the Plan Year in which the Plan is adopted.]

•	(b) The restatement of an existing plan, in order to comply with the requirements of PPA, pursuant to Rev. Proc. 2011-49.

(1)
Effective date of restatement:. [Note: Date can be no earlier than January 1, 2007. Section 14.01(f)(2) of Plan provides for retroactive effective dates for all PPA provisions. Thus, a current effective date may be used under this subsection (1) without jeopardizing reliance.]

(2)	Name of plan(s) being restated:

(3)	The original effective date of the plan(s) being restated:

☑ (c)
An amendment or restatement of the Plan (other than to comply with PPA). If this Plan is being amended, a snap-on amendment may be used to designate the modifications to the Plan or the updated pages of the Adoption Agreement may be substituted for the original pages in the Adoption Agreement. All prior Employer Signature Pages should be retained as part of this Adoption Agreement.

(1)	Effective Date(s) of amendment/restatement: 1-1-2017

(2)	Name of plan being amended/restated: Rayonier Investment and Savings Plan for Salaried Employees

(3)	The original effective date of the plan being amended/restated: 3-1-1994

(4)	If Plan is being amended, identify the Adoption Agreement section(s) being amended: Section 6B-5 to change the period for determining Company Match contributions to Plan Year.

VOLUME SUBMITTER SPONSOR INFORMATION. The Volume Submitter Sponsor (or authorized representative) will inform the Employer of any amendments made to the Plan and will notify the Employer if it discontinues or abandons the Plan. To be eligible to receive such notification, the Employer agrees to notify the Volume Submitter Sponsor (or authorized representative) of any change in address. The Employer may direct inquiries regarding the Plan or the effect of the Favorable IRS Letter to the Volume Submitter Sponsor (or authorized representative) at the following location:
Name of Volume Submitter Sponsor (or authorized representative): Massachusetts Mutual Life Insurance Company         Address: 1295 State Street Springfield, MA 01111-0001     Telephone number: (800) 309-3539
IMPORTANT INFORMATION ABOUT THIS VOLUME SUBMITTER PLAN. A failure to properly complete the elections in this Adoption Agreement or to operate the Plan in accordance with applicable law may result in disqualification of the Plan. The Employer may rely on the Favorable IRS Letter issued by the National Office of the Internal Revenue Service to the Volume Submitter Sponsor as evidence that the Plan is qualified under Code §401(a), to the extent provided in Rev. Proc. 2011-49. The Employer may not rely on the Favorable IRS Letter in certain circumstances or with respect to certain qualification requirements, which are specified in the Favorable IRS Letter issued with respect to the Plan and in Rev. Proc. 2011-49. In order to obtain reliance in such circumstances or with respect to such qualification requirements, the Employer must apply to the office of Employee Plans Determinations of the Internal Revenue Service for a determination letter. See Section 1.66 of the Plan.
By executing this Adoption Agreement, the Employer intends to adopt the provisions as set forth in this Adoption Agreement and the related Plan document. By signing this Adoption Agreement, the individual below represents that he/she has the authority to execute this Plan document on behalf of the Employer. This Adoption Agreement may only be used in conjunction with Basic Plan Document #04. The Employer understands that the Volume Submitter Sponsor has no responsibility or liability regarding the suitability of the Plan for the Employer’s needs or the options elected under this Adoption Agreement. It is recommended that the Employer consult with legal counsel before executing this Adoption Agreement.

Rayonier Inc.
(Name of Employer)

Shelby Pyatt VP, HR and IT

(Name of authorized representative)    (Title)

/s/ SHELBY PYATT 7/20/2017

(Signature)    (Date)